EXHIBIT 99.1

   Allied Capital Announces Second Quarter 2004 Financial Results;
            Quarterly Dividend of $0.57 Per Share Declared

    WASHINGTON--(BUSINESS WIRE)--July 28, 2004--Allied Capital
Corporation (NYSE: ALD) today announced second quarter 2004 financial results.

    Highlights for Q2 2004

    --  Net income was $0.73 per share, or $95.3 million

    --  Net investment income was $0.37 per share, or $49.0 million

    -- The total of net investment income and net realized gains was $0.58 per share, or $75.6 million

    -- Net unrealized appreciation was $0.15 per share, or $19.7 million

    -- Second regular quarterly dividend of $0.57 per share was paid; third quarter dividend of $0.57 per share was declared

    --  Net asset value per share was $14.77 per share

    --  Shareholders' equity was $1.9 billion

    --  New investments totaled $577.3 million for the quarter

    Operating Results

    For the three months ended June 30, 2004, net investment income was $49.0 million or $0.37 per share, as compared to $44.6 million or $0.39 per share for the three months ended June 30, 2003. Net investment income for the three months ended June 30, 2004, was reduced by $2.9 million, or $0.02 per share, due to the accrual of the company's individual performance award. Net realized gains were $26.6 million, or $0.20 per share for the quarter ended June 30, 2004, as compared to $8.5 million or $0.07 per share for the quarter ended June 30, 2003. The sum of net investment income and net realized gains was $75.6 million or $0.58 per share for the three months ended June 30, 2004, as compared to $53.1 million or $0.46 per share for the three months ended June 30, 2003.
    Net income for the quarter ended June 30, 2004, was $95.3 million or $0.73 per share, after net unrealized appreciation of $19.7 million or $0.15 per share. Net income for the quarter ended June 30, 2003, was $59.9 million or $0.52 per share, after net unrealized appreciation of $6.8 million or $0.06 per share. Net income can vary substantially from quarter to quarter primarily due to changes in unrealized appreciation or depreciation and the recognition of realized gains or losses, which vary from quarter to quarter. As a result, quarterly comparisons of net income may not be meaningful.
    For the six months ended June 30, 2004, net investment income was $93.5 million or $0.71 per share, as compared to $87.3 million or $0.78 per share for the six months ended June 30, 2003. Net realized gains were $174.5 million or $1.33 per share for the six months ended June 30, 2004. Net realized gains were $56.9 million or $0.51 per share for the six months ended June 30, 2003. The sum of net investment income and net realized gains was $268.0 million or $2.04 per share for the six months ended June 30, 2004, as compared to $144.1 million or $1.28 per share for the six months ended June 30, 2003. Net income for the six months ended June 30, 2004, was $115.7 million or $0.88 per share, after net unrealized depreciation of $152.3 million or $1.16 per share. Net income for the six months ended June 30, 2003, was $79.8 million or $0.71 per share, after net unrealized depreciation of $64.3 million or $0.57 per share.
    During the quarter, the company invested a total of $577.3 million. After total repayments and asset sales of $193.7 million and valuation and other changes during the quarter, total assets were $3.2 billion at June 30, 2004. Merger and acquisition activity in the middle market has been strong in the first half of 2004. For the six months ended June 30, 2004, the Company made investments totaling $795.1 million, and received investment repayments and proceeds from investment sales of $430.9 million. The Company has realized a record $204.0 million in gross realized gains, which net of gross realized losses of $29.5 million resulted in net realized gains of $174.5 million for the six months ended June 30, 2004.
    Shareholders' equity was $1.9 billion at June 30, 2004, with a net asset value per share of $14.77.

    Portfolio Activity for Q2 2004

    The Company invested $404.8 million in its private finance portfolio and $172.5 million in its commercial real estate portfolio during the quarter. At June 30, 2004, the overall weighted average yield on the interest-bearing portfolio was 14.0%, as compared to 14.7% at December 31, 2003.

    Private Finance

    The private finance portfolio totaled $1.9 billion at June 30, 2004. Loans and debt securities, which totaled $1.3 billion at June 30, 2004, had a weighted average yield of 14.6% as compared to 15.0% at December 31, 2003. Significant new private finance investments during the second quarter of 2004 included:

    -- $209.2 million to complete the purchase of a majority ownership stake in Advantage Sales & Marketing Inc, a leading sales and marketing agency providing outsourced sales, merchandising, and marketing services to the consumer packaged goods industry;

    -- $82.6 million to complete the purchase of a majority ownership stake in Mercury Air Centers, Inc., an operator of fixed base operations;

    -- $23.5 million to International Fiber Corporation, a manufacturer of ingredients for food and industrial applications to finance a buyout of the company;

    -- $22.0 million to Opinion Research Corporation, a corporate marketing research firm, in connection with the recapitalization of the company;

    -- $11.1 million to United Site Services, a provider of portable restroom services in the United States, to fund their acquisition of two portable restroom providers;

    -- $10.0 million to Business Loan Express, LLC, a nationwide small business lender, under a new $20.0 million revolving credit facility; and

    -- $7.9 million to PresAirTrol LLC, a designer and manufacturer of safe pressure switching systems, to finance a buyout of the company.

    Commercial Real Estate Finance

    At June 30, 2004, the Company's commercial real estate finance portfolio totaled $872.3 million, and the interest-bearing investments had a weighted average yield of 13.1%, as compared to 14.1% at December 31, 2003. Significant new CMBS investments totaled $86.7 million in four new CMBS transactions during the second quarter of 2004. In addition, the Company invested $73.4 million in commercial mortgage loans. The unamortized discount on the CMBS bond portfolio totaled $725.9 million at June 30, 2004.

    Portfolio Quality

    Allied Capital employs a standard grading system to monitor the quality of its portfolio. Grade 1 is for those investments from which a capital gain is expected. Grade 2 is for investments performing in accordance with plan. Grade 3 is for investments that require closer monitoring; however, no loss of investment return or principal is expected. Grade 4 is for investments that are in workout and for which some loss of current investment return is expected, but no loss of principal is expected. Grade 5 is for investments that are in workout and for which some loss of principal is expected.
    At June 30, 2004, Grade 1 investments totaled $748.4 million, or 26.9% of the total portfolio at value; Grade 2 investments totaled $1.8 billion, or 65.0% of the total portfolio; Grade 3 investments totaled $82.4 million, or 2.9% of the total portfolio; Grade 4 investments totaled $36.4 million, or 1.3% of the total portfolio; and Grade 5 investments totaled $108.4 million, or 3.9% of the total portfolio.
    In the private finance portfolio, loans and debt securities over 90 days delinquent totaled $61.0 million at June 30, 2004, as compared to $85.6 million at December 31, 2003. In the commercial real estate portfolio, loans and debt securities over 90 days delinquent totaled $55.1 million at June 30, 2004, as compared to $44.0 million at December 31, 2003.
    Loans and debt securities not accruing interest totaled $170.5 million at June 30, 2004. At June 30, 2004, the company's CMBS investments included investments in the first loss, unrated bond class of 40 CMBS issuances. For these issuances, loans over 30 days delinquent or classified as real estate owned totaled 1.5% of the total outstanding principal balance of the underlying collateral pool at June 30, 2004.

    Liquidity and Capital Resources

    The company increased its line of credit during the quarter, with a new committed amount of $552.5 million. Outstanding borrowings on the company's unsecured revolving line of credit at June 30, 2004, were $208.5 million. The company repaid long-term debt totaling $112.0 million during the quarter.
    At June 30, 2004, the company had a weighted average cost of debt of 6.8%. The company's regulatory asset coverage was 296%. The company is required to maintain regulatory asset coverage of at least 200%.

    Quarterly Dividend of $0.57 Per Share Declared

    As previously released on July 22, 2004, the company declared its 164th regular quarterly dividend of $0.57 per share for the third quarter of 2004. The dividend is payable as follows:

            Record date:         September 10, 2004
            Payable date:        September 30, 2004

    The company's dividend is paid from taxable income. The Board determines the dividend based on annual estimates of taxable income, which differ from book income due to changes in unrealized appreciation and depreciation and due to temporary and permanent differences in income and expense recognition.
    Webcast/ Conference Call at 10:15 a.m. EDT on July 28, 2004

    The company will host a webcast/conference call at 10:15 a.m.
(EDT) today to discuss second quarter financial results. All interested parties are welcome to attend the live webcast, which will be hosted through our web site at www.alliedcapital.com. Please visit the web site to test your connection before the call. You can also access the conference call by dialing (888) 689-4612 approximately 15 minutes prior to the call. International callers should dial (706) 645-0106. All callers should reference the passcode "Allied Capital".
    An archived replay of the event will be available through August 11, 2004, by calling (800) 642-1687. (International callers please dial (706) 645-9291.) Please reference passcode "8106316". An archived replay will also be available on our website. For complete information about the webcast/conference call and the replay, please visit our web site or call Allied Capital Investor Relations at (888) 818-5298.

    About Allied Capital

    Allied Capital is the nation's largest business development company and provides long-term debt and equity investment capital to companies in a variety of industries. The company also participates in the real estate capital markets as an investor in non-investment grade commercial mortgage-backed securities and collateralized debt obligation bonds and preferred shares. The company is headquartered in Washington, DC. For more information, please visit the web site at www.alliedcapital.com, call Allied Capital Investor Relations toll-free at (888) 818-5298, or e-mail us at ir@alliedcapital.com.

    Forward-Looking Statements

    The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in Allied Capital's filings with the Securities and Exchange Commission.


CONSOLIDATED BALANCE SHEET
(in thousands, except per share amounts)
                                             At June 30,  At December
                                                              31,
                                                 2004        2003
                                             ------------ ------------
                                              (unaudited)
ASSETS

Portfolio at value:
 Private finance                             $ 1,912,466  $ 1,902,672
 Commercial real estate finance                  872,348      681,927
                                             ------------ ------------
  Total portfolio at value                     2,784,814    2,584,599

Deposits of proceeds from sales of borrowed
 Treasury securities                             164,772       98,527
Accrued interest and dividends receivable         62,618       53,079
Other assets                                      75,401       69,498
Cash and cash equivalents                         92,782      214,167

                                             ------------ ------------
  Total assets                               $ 3,180,387  $ 3,019,870
                                             ============ ============

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
 Notes payable and debentures                $   850,280  $   954,200
 Revolving line of credit                        208,500            -
 Obligations to replenish borrowed Treasury
  securities                                     164,772       98,525
 Accounts payable and other liabilities           52,124       46,568
                                             ------------ ------------
  Total liabilities                            1,275,676    1,099,293

Preferred stock                                        -        6,000

Shareholders' equity:
 Common stock                                         13           13
 Additional paid-in capital                    2,003,904    1,985,652
 Common stock held in deferred compensation
  trust                                           (6,909)           -
 Notes receivable from sale of common stock       (8,617)     (18,632)
 Net unrealized appreciation (depreciation)
  on portfolio                                  (191,393)     (39,055)
 Undistributed (distributions in excess of)
  earnings                                       107,713      (13,401)
                                             ------------ ------------
  Total shareholders' equity                   1,904,711    1,914,577
                                             ------------ ------------
  Total liabilities and shareholders' equity $ 3,180,387  $ 3,019,870
                                             ============ ============

Net asset value per common share                   $14.77      $14.94

Common shares outstanding                         128,960     128,118



CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share amounts)

                         Three Months Ended       Six Months Ended
                               June 30,               June 30,
                       ----------------------- -----------------------
                          2004        2003        2004        2003
                       ----------- ----------- ----------- -----------
                             (unaudited)             (unaudited)

Interest and related
 portfolio income
 Interest and dividends $  74,173  $  67,137    $147,712    $ 132,658
 Loan prepayment
  premiums                  3,067       1,637       4,017       2,758
 Fees and other income     10,260       8,440      17,536      14,928
                       ----------- ----------- ----------- -----------
   Total interest and
    related portfolio
    income                 87,500      77,214     169,265     150,344
                       ----------- ----------- ----------- -----------

Expenses
 Interest                  17,983      19,358      37,096      37,280
 Employee                   9,031       9,258      17,893      17,379
 Individual performance
  award                     2,889           -       6,382           -
 Administrative             9,076       5,081      14,903       9,498
                       ----------- ----------- ----------- -----------
   Total operating
    expenses               38,979      33,697      76,274      64,157
                       ----------- ----------- ----------- -----------

Net investment income
 before income taxes       48,521      43,517      92,991      86,187

Income tax expense
 (benefit)                   (469)     (1,081)       (544)     (1,081)

                       ----------- ----------- ----------- -----------
Net investment income      48,990      44,598      93,535      87,268
                       ----------- ----------- ----------- -----------

Net realized and
 unrealized gains
 (losses)
 Net realized gains        26,603       8,540     174,453      56,879
 Net change in
  unrealized
  appreciation or
  depreciation             19,749       6,802    (152,338)    (64,334)
                       ----------- ----------- ----------- -----------
   Total net gains
    (losses)               46,352      15,342      22,115      (7,455)
                       ----------- ----------- ----------- -----------

Net increase in net
 assets resulting from
 operations             $  95,342   $  59,940   $ 115,650   $  79,813
                       =========== =========== =========== ===========


Diluted earnings per
 common share           $    0.73   $    0.52   $    0.88   $    0.71
Weighted average common
 shares outstanding -
 diluted                  131,208     114,552     131,620     112,291


    CONTACT: Allied Capital Corporation
             Dale Lynch, 202-973-6344